CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of November 12, 2012 (the “Effective Date”), by and among FlexEnergy, Inc., a Delaware corporation (“FlexEnergy”), FlexEnergy Energy Systems, Inc., a Delaware corporation (“FEES”; FEES and FlexEnergy individually and collectively referred to as “Flex”), and Flex Power Generation, Inc. (“FPG”).

WHEREAS, FlexEnergy currently owns all of the issued and outstanding equity securities in FEES and FPG;

WHEREAS, in addition to the microturbine business acquired from Ingersoll-Rand and owned, operated and further developed primarily through FEES (the “Microturbine Business”), FlexEnergy has owned and operated a business (initially acquired in 2008 by FlexEnergy from FlexEnergy, Inc., a California corporation (“FIC”), and continued after the acquisition of the Microturbine Business) to develop and commercialize the use of flameless combustion or oxidation reactions (the “Oxidizer Business”); and

WHEREAS, FlexEnergy desires to contribute to FPG certain specific assets related to the Oxidizer Business (as compared to the Microturbine Business) and other assets solely or primarily used as of the Effective Date in, or intended as of the Effective Date solely or primarily for use in, the Oxidizer Business (as compared to the Microturbine Business), and FPG desires to receive and assume such assets; and

WHEREAS, FlexEnergy, FEES and FPG intend to separately enter into a transition agreement relating to the commercial terms of the provision (i) by FlexEnergy and/or FEES to FPG of certain products and services primarily relating to the Microturbine Business, and (ii) by FPG to FlexEnergy and/or FEES of certain services by FPG personnel (a “Transition Agreement”); and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Contribution.

1.1          Contributed Assets. Effective as of the Effective Date, Flex hereby transfers, contributes, conveys, grants and assigns to FPG and FPG hereby accepts and assumes all of Flex’s right, title and interest in and to the assets set forth on Schedule 1 (the “Fixed Assets”), the agreements set forth on Schedule 2 (the “Agreements”), and the Intellectual Property, including that Intellectual Property set forth on Schedule 3 (collectively, the Intellectual Property, the Fixed Assets, and Agreements are referred to herein as the “Contributed Assets”).

1.1.1       Definition of Intellectual Property.

(a)          “Intellectual Property” shall mean all intellectual property rights that Flex owns or in which Flex has an interest solely or primarily used as of the Effective Date in, or intended as of the Effective Date solely or primarily for use in, the Oxidizer Business (as compared to the Microturbine Business), which the parties agree includes the following: (A) (i) Patents (but not Trademarks) set forth on Schedule 3, but not any other Patents, (ii)  trade secrets, confidential business and technical information and any other confidential information and proprietary information (including research and development, prototypes, models, production and other designs, formulae, technology and other processes and techniques, schematics, technical data, business methods, customer lists and supplier lists, and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act or similar laws in any jurisdiction) (“Trade Secrets”) solely or primarily used as of the Effective Date in, or intended as of the Effective Date solely or primarily for use in, the Oxidizer Business (as compared to the Microturbine Business), (iii) other proprietary technology, intellectual property, industrial or similar proprietary rights, whether arising under common law, state law, federal law or laws of foreign countries or jurisdictions therein solely or primarily used as of the Effective Date in, or intended as of the Effective Date solely or primarily for use in, the Oxidizer Business (as compared to the Microturbine Business); (B) rights to apply for or register any of the rights described in subsections (A)(i-iii) above; (C) licenses and other arrangements to use the intellectual property that are owned by others but that Flex is using under a license or other arrangement with the owner(s) of such intellectual property as of the Effective Date and which intellectual property is solely or primarily used as of the Effective Date in, or intended as of the Effective Date solely or primarily for use in, the Oxidizer Business (as compared to the Microturbine Business); (D) know-how, software and other information, whether the same is owned by Flex, either alone or with others, or is owned by others but that Flex is using as of the Effective Date under a license or other arrangement with the owner(s) of the intellectual property rights solely or primarily used as of the Effective Date in, or intended as of the Effective Date solely or primarily for use in, the Oxidizer Business (as compared to the Microturbine Business); and (E) claims against third parties arising solely from such Intellectual Property, whether past, present, or future, choate or inchoate, known or unknown, or contingent or non-contingent.

(b)          “Intellectual Property” also includes, but is not limited to, the Patents and patent applications expressly identified on Schedule 3 to this Agreement, including any United States or foreign utility or design patent to issue therefrom, together with any extensions, reexaminations and reissues of such patents, patents of addition, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom.

(c)          “Intellectual Property” also includes the intellectual property rights (of the nature described in Section 1.1.1(a)(A)-(E) above) that Flex may otherwise own or have an interest in any oxidizer systems, including associated interfaces, modules, processes and controls, and any enhancements, improvements and derivations thereof, hereafter developed, invented, or otherwise derived by FlexEnergy or FEES, or any of their directors, officers, employees or agents on behalf of FlexEnergy or FEES, to the extent developed, invented or otherwise derived in connection with performing engineering or other services for FPG (i) pursuant to a Transition Agreement, service agreement or other substitute or successor written agreement, and (ii) for which FlexEnergy or FEES, as applicable, is monetarily compensated for such services pursuant to such agreement (provided that FPG has paid in full all amounts owed to FlexEnergy and FEES under such agreements).

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1.1.2      “Patent” or “Patents” shall mean any United States or foreign utility or design patents, together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom, owned by, or subject to assignment to, Flex.

1.2          Trademark License. FlexEnergy hereby grants to FPG a worldwide, royalty-free, fully-paid up right and license to use the trademarks and service marks identified on Schedule 3 (the “Licensed Trademarks”), provided that (a) such license shall terminate upon the written request of FPG or a failure by FPG to promptly (in any event not to exceed five (5) business days following notice thereof) reimburse FlexEnergy for any registration maintenance costs and other out-of-pocket costs of ownership with respect to the Licensed Trademarks, (b) the permitted scope of use of the Licensed Trademark shall be for use in the Oxidizer Business but not for any use that causes confusion with the Microturbine Business (as reasonably determined by FlexEnergy), and (c) such license shall not be assigned or sublicensed by FPG without the prior written consent of FlexEnergy in its absolute discretion.

1.3          Liabilities.

1.3.1      Assumed Liabilities. Effective as of the Effective Date, FPG hereby assumes, and agrees to pay, perform and discharge all liabilities and obligations arising out of, relating to or otherwise in respect of the Contributed Assets and the Oxidizer Business (in its present form or as previously conducted), specifically including, without limitation, (a) the liabilities and obligations identified on Schedule 4, (b) all liabilities and obligations of Flex acquired from FIC, regardless of whether or not the corresponding assets are no longer currently used by the Oxidizer Business, and (c) all liabilities and obligations of Flex arising out of, relating to or otherwise in respect of activities of FIC, regardless of whether or not such FIC activities have been continued by the Oxidizer Business (collectively, the “Assumed Liabilities”); provided that, for clarity, specific liabilities and obligations for which FPG already has reimbursement obligations pursuant to Section 1.3.2 below shall not be further included as Assumed Liabilities subject to this Section 1.3.1. As between Flex and FPG, the Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by, Flex. “Retained Liabilities” shall mean every liability and obligation of Flex other than the Assumed Liabilities. FlexEnergy or FEES may pay or discharge any Assumed Liability if it provides (i) evidence to FPG that such Assumed Liability is subject to a notice of default, demand or claim and or is otherwise due and owing (ii) three business days advance written notice to FPG of its intention to pay or discharge such Assumed Liability prior to such payment or discharge, in which chase FPG shall reimburse FlexEnergy or FEES, as applicable, for the full cost of such payment or performance within five business days after receipt of evidence by FPG of Flex’s payment of such Assumed Liability.

1.3.2      Reimbursement Obligations. Effective as of the Effective Date, FPG hereby agrees to reimburse Flex for the portion of those liabilities and obligations identified on Schedule 5 as being the responsibility of FPG, provided that the amount of FPG reimbursement obligations under this Section 1.3.2 shall not exceed $635,702.56 (collectively, the “Reimbursement Obligations”), pursuant to the following terms. Flex must provide three business days advance written notice to FPG of its intention to pay a liability that is subject to a Reimbursement Obligation prior to such payment. Upon receipt of evidence of Flex’s payment of the corresponding liability or obligation, FPG shall promptly (in any event not to exceed five business days following notice thereof) pay to Flex the proportionate Reimbursement Obligation amount corresponding to such liability or obligation paid.

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1.3.3      Termination. For purposes of clarity, upon the reimbursement to Flex of $653,702.56 for Reimbursement Obligations (either through direct payment by FPG or drawing upon the Letter of Credit (as defined in the Credit Support Agreement, which is described in Section 1.3.4 below), FPG’s obligation to pay Reimbursement Obligations under Section 1.3.2 shall terminate.

1.3.4      Security. As support for FPG’s obligations under this Section 1.3, FPG, Flex and SAIL Venture Partners II, L.P. are simultaneously entering into to a Credit Support Agreement.

1.4          Third Party Consents; Non-Assignment of Certain Assets. Notwithstanding the foregoing, in the event that the legal interest in any of the Contributed Assets to be transferred, assigned or conveyed pursuant to this Agreement, or any claim, right, benefit or obligation arising thereunder or resulting therefrom, cannot be transferred, assigned or conveyed hereunder as of the Effective Date because any waiting or notice period has not expired or any consents or approvals required for such transfer have not been obtained or waived, then FlexEnergy or FEES, as applicable, shall hold such legal interest in the Contributed Assets for the benefit and risk of FPG until such time as such waiting or notice period expires or the requisite consent or approval for transfer is obtained, at which time the parties will effect the legal transfer. Pending completion of such transfer, each of Flex and FPG shall cooperate with each other in any lawful and reasonable arrangements designed to provide the benefits and obligations of ownership thereof to FPG, and FPG shall make appropriate arrangements so that FPG promptly bears the full economic costs thereof to the same extent such costs would have been borne by FPG upon an actual transfer, contribution, conveyance, grant or assignment to FPG on the Effective Date (and further to the extent Flex bears any economic costs for such Contributed Asset after the Effective Date). Each party shall, at its own expense, use commercially reasonable efforts to cooperate in obtaining such consents and/or approvals as may be necessary to complete such transfers as soon as practicable.

1.5          License of Control-Related IP. FPG hereby grants to Flex a worldwide, perpetual, irrevocable, royalty-free, fully-paid up right and license to non-exclusively use (a) controls-related Intellectual Property to the extent that such controls-related Intellectual Property was used in the Microturbine Business as of the Effective Date, and (b) controls-related Intellectual Property hereafter developed, invented, or otherwise derived by FlexEnergy, FEES, or any of their directors, officers, employees or agents, as dual-use technology for use in both the Microturbine Business and the Oxidizer Business and contributed, transferred, assigned or conveyed to FPG pursuant to Section 1.1.1(c) above, provided that the permitted scope of use of the Intellectual Property licenses pursuant to this Section 1.5 shall be for use in the Microturbine Business only.

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2.           Representations and Warranties of Flex. Each of FlexEnergy and FEES, jointly and severally, hereby represents and warrants to FPG that, as of the Effective Date:

2.1          Binding Obligation. Flex has full power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by Flex (and assuming the due authorization and delivery hereof and thereof by the other parties hereto) constitutes the legal, valid and binding obligation of Flex enforceable against Flex in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

2.2          Authorization; No Contravention. The execution, delivery and performance by Flex of this Agreement and the consummation by Flex of the transactions contemplated thereby (i) have been duly authorized, if necessary, by all necessary action of Flex and no further action is required of Flex in connection therewith, and (ii) do not and will not conflict with, contravene or constitute a default or breach under (A) any provision of any law, regulation or governmental requirement applicable to Flex or (B) any of Flex’s organizational documents.

2.3          Litigation. There is no Proceeding (defined below) pending or currently threatened against Flex that questions the validity of this Agreement or the right of Flex to enter into it, or to consummate the transactions contemplated by this Agreement. “Proceeding” shall mean an action, claim, suit, investigation or proceeding (including, without limitation, an investigation), whether commenced or overtly threatened.

3.           Representations and Warranties of FPG. FPG hereby represents and warrants to Flex that, as of the Effective Date:

3.1          Binding Obligation. FPG has full power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by FPG (and assuming the due authorization and delivery hereof and thereof by the other parties hereto) constitutes the legal, valid and binding obligation of FPG enforceable against FPG in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

3.2          Authorization; No Contravention. The execution, delivery and performance by FPG of this Agreement and the consummation by FPG of the transactions contemplated thereby (i) have been duly authorized, if necessary, by all necessary action of FPG and no further action is required of FPG in connection therewith, and (ii) do not and will not conflict with, contravene or constitute a default or breach under any (A) provision of any law, regulation or governmental requirement applicable to FPG, or (B) FPG’s organizational documents.

3.3          Litigation. There is no Proceeding pending or currently threatened against FPG that questions the validity of this Agreement or the right of FPG to enter into it, or to consummate the transactions contemplated by this Agreement.

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4.           Disclaimer of Warranties. FPG ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE CONTRIBUTED ASSETS ARE BEING CONVEYED “AS IS, WHERE IS” AND “WITH ALL FAULTS,” AND FLEX HAS NOT MADE, AND FPG HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, RELATING TO THE CONTRIBUTED ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

5.           Indemnification.

5.1          Flex, jointly and severally, shall indemnify, defend and hold FPG and its directors, officers, shareholders, partners, employees and agents (each, a “FPG Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements (with the approval of Flex, which shall not be unreasonably withheld), court costs and reasonable attorneys’ fees and costs of investigation that any such FPG Indemnified Party suffers or incurs to the extent arising or resulting from (a) any misrepresentation, breach or inaccuracy of any of the representations, warranties, covenants or agreements made by Flex in this Agreement; or (b) any Retained Liability.

5.2          FPG shall indemnify, defend and hold FlexEnergy, FEES and their respective directors, officers, shareholders, partners, employees and agents (each, a “Flex Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements (with the approval of FPG, which shall not be unreasonably withheld), court costs and reasonable attorneys’ fees and costs of investigation that any such Flex Indemnified Party suffers or incurs to the extent arising or resulting from (a) any misrepresentation, breach or inaccuracy of any of the representations, warranties, covenants or agreements made by FPG in this Agreement; or (b) any Assumed Liability.

6.           Covenants

6.1          FlexEnergy, FEES and FPG each agrees to use commercially reasonable efforts to work together in good faith to prepare and enter into a Transition Agreement within a reasonable time following the execution of this Agreement.

6.2          Flex agrees to supply to FPG and its affiliates for a period of three years from the Effective Date the following at the Best Price (defined below): (a) MT250 EX turbines, (b) MT333 EX turbines, and (c) other turbines as may reasonably be supplied by Flex. Such supply shall be on commercially reasonable terms generally available to other customers with similar credit ratings/risks ordering similar units in similar quantities. “Best Price” means, with respect to the applicable proposed sale of products to FPG, the lowest price at which such products (or similar products) were sold in the preceding six-month period in similar quantities to customers with similar credit ratings/risks, provided that FPG shall be charged generally applicable rates for any special engineering or product specialization required for such sales of products except to the extent Flex specifically otherwise agrees in writing.

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7.           Miscellaneous

7.1          Further Assurances. The parties shall each use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations, and to cooperate with each other as is reasonably required for such purpose, to make effective the transactions contemplated by this Agreement and the other documents contemplated hereby. To that end, each party agrees that it shall execute and deliver, or cause to be executed and delivered from time to time, such instruments, documents, agreements, consents and assurances (such as bills of sale, assumption agreements, patent assignments, trademark licenses and other intellectual property instruments), and that it shall take such other actions as may be reasonably required to more effectively (i) convey, transfer to and vest in FPG, and to put FPG in possession of, the Contributed Assets, and (ii) assign the Assumed Liabilities to FPG. In the event of any conflict of conflict or inconsistency between the terms of this Agreement and the terms of any such instruments, documents, agreements, consents and assurances (other than an agreement clearly titled as an “Amendment to Contribution Agreement”), the terms of this Agreement shall prevail.

7.2          Successors and Assigns. The rights under this Agreement may not be assigned by any party hereto. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

7.3          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

7.4          Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile or electronically delivered signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5          Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day (only if written notification of receipt is received by sender); (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.

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7.7          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of all the parties hereto.

7.8          Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

7.9          Entire Agreement. This Agreement (including any Schedule and Exhibits hereto), together with the other Transaction Agreement, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.10        Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Central District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the Central District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party will bear its own costs in respect of any disputes arising under this Agreement, except as set forth in Section 5 of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FLEXENERGY, INC.,
a Delaware corporation

By:
Name:	James M. Mitchell
Title:	President/CEO

FLEXENERGY ENERGY SYSTEMS, INC.,
a Delaware corporation

By:
Name:	James M. Mitchell
Title:	CEO

FLEX POWER GENERATION, INC.,
a Delaware corporation

By:
Name:	Boris Maslov
Title:	President

[Signature Page to Contribution Agreement]

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SCHEDULE 1

Assets

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SCHEDULE 2

Agreements

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SCHEDULE 3

Intellectual Property

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SCHEDULE 4

Certain Assumed Liabilities

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SCHEDULE 5

Reimbursement Obligations

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